SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (date of earliest event reported): SEPTEMBER 9, 1997

                           CORNELL CORRECTIONS, INC.
            (Exact name of registrant as specified in its charter)

                                    1-14472
                           (Commission File Number)

              DELAWARE                                   76-0433642
      (State or other jurisdiction                   (I.R.S. Employer
         of incorporation)                         Identification Number)

                           4801 WOODWAY, SUITE #100E
                              HOUSTON, TEXAS 77056
             (Address of principal executive offices and zip code)

                                (713) 623-0790
              (Registrants telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

   On September 9, 1997, Cornell Corrections, Inc., a Delaware corporation (the "Company") acquired substantially all of the assets (the "Acquisition") of The Abraxas Group, Inc. and four related entities (collectively "Abraxas"). The Acquisition was completed pursuant to an Asset Purchase Agreement dated as of August 14, 1997 by and between the Company and Abraxas. The Company paid an aggregate purchase price of $19.8 million. The Company financed the purchase with $19.0 million of borrowings from the revolving line of credit under its credit facility with ING (U.S.) Capital Corporation, and the remainder with cash. The Acquisition is being treated as a purchase for accounting purposes.

   Abraxas was a non-profit provider of seven residential and eleven non-residential community-based juvenile programs serving approximately 1,400 juvenile offenders throughout Pennsylvania, Ohio, Delaware and the District of Columbia.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

            As of the filing date of this Form 8-K, the Company has found it impracticable to file the required financial statements of the acquired business. The Company intends to file the required financial statements as soon as they become available but in any event no later than 60 days after the deadline for filing this report on Form 8-K.

        (b) PRO FORMA FINANCIAL INFORMATION.

            As of the filing date of this Form 8-K, the Company has found it impracticable to file the required pro forma financial information for the Acquisition. The Company intends to file the required pro forma financial information as soon as it becomes available but in any event no later than 60 days after the deadline for filing this report on Form 8-K.

        (c) EXHIBITS.

        2.1 Asset Purchase Agreement dated as of August 14, 1997 by and between Cornell Corrections, Inc., and Abraxas Group, Inc., Foundation for Abraxas, Inc., Abraxas Foundation, Inc., Abraxas Foundation of Ohio and Abraxas, Inc.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                CORNELL CORRECTIONS, INC.

Date:  SEPTEMBER 22, 1997                  By: /s/ STEVEN W. LOGAN
                                                   Steven W. Logan
                                                   Chief Financial Officer,
                                                   Treasurer and Secretary